Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Corbus Pharmaceuticals Holdings, Inc. on Form S3 (Nos. 333-272314, 333-276776, and 333-277888) and Form S8 (Nos. 333-200350, 333-201898, 333-210428, 333-216547, 333-223745, 333-230219, 333-237240, 333-254350, 333-263583, 333-270468, and 333-279883) of our report dated March 11, 2025, on our audits of the financial statements as of December 31, 2024 and 2023 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 11, 2025

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 11, 2025